                                                                    EXHIBIT 10.6



                     FIRST CAMBRIDGE SECURITIES CORPORATION
                                375 PARK AVENUE
                           NEW YORK, NEW YORK  10152



                                                            ___________, 1997



Frost Hanna Capital Group, Inc.
7700 W. Camino Real, Suite 222
Boca Raton, FL 33431

Attention: Mark J. Hanna, President

                        Re: Consulting Agreement

Gentlemen:

                 This letter, when executed by the parties hereto, will constitute an agreement between Frost Hanna Capital Group, Inc. (the "Company") and First Cambridge Securities Corporation ("First Cambridge") pursuant to which the Company agrees to retain First Cambridge and First Cambridge agrees to be retained by the Company under the terms and conditions set forth below.

                 1. The Company hereby retains First Cambridge to perform consulting services related to corporate finance and other financial services matters, and First Cambridge hereby accepts such retention. In this regard, subject to the terms set forth below, First Cambridge shall furnish to the Company advice and recommendations with respect to such aspects of the business and affairs of the Company as the Company shall, from time to time, reasonably request upon reasonable notice. In addition, First Cambridge shall hold itself ready to assist the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company, upon reasonable notice.

                 2. As compensation for the services described in paragraph 1 above, the Company shall pay to First Cambridge a fee of $2,000, for the full term of 24 months, payable in full in advance on the date hereof. In addition to its monthly compensation hereunder, the Company will reimburse First Cambridge for any and all reasonable expenses incurred by First Cambridge in the performance of its duties hereunder, and First Cambridge shall account for such expenses to the Company; provided, however, that any expenses in excess of $500 shall require the prior written approval of the Company, which will not be unreasonably withheld. Such reimbursement shall accumulate and be paid monthly. Nothing contained herein shall prohibit First Cambridge from receiving any additional compensation under paragraphs 3 and 4 herein or otherwise.

                 3. In addition, First Cambridge shall hold itself ready to assist the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company, upon reasonable notice, and will undertake such evaluations and negotiations upon prior written agreement as to additional compensation to be paid by the Company to First Cambridge with respect to such evaluations and negotiations. Nothing herein shall require the Company to utilize First Cambridge's services in any particular transactions nor shall limit the Company's obligations arising under any other agreement or understanding.

                 4. The Company and First Cambridge further acknowledge and agree that First Cambridge may act as a finder or financial consultant in various business transactions in which the Company may be involved, such as mergers, acquisitions or joint ventures. The Company hereby agrees that in the event First Cambridge shall first introduce to the Company another party or entity, and that as a result of such introduction, a transaction is consummated, the Company shall pay to First Cambridge a fee equal to five percent of the amount of the consideration paid in such transaction up to $5 million and two and one half percent of the excess, if any, over $5 million. Such fee shall be paid in cash at the closing of the transaction to which it relates, and shall be payable whether or not the transaction involves stock, or a combination of stock and cash, or is made on the installment sale basis. In addition, if the Company shall, within 12 months immediately following the termination of this Agreement, consummate a transaction with any party first introduced by First Cambridge to the Company prior to such termination, the Company shall pay to First Cambridge a fee with respect to such transaction calculated in accordance with this paragraph.

                 5. All obligations of First Cambridge contained herein shall be subject to First Cambridge's reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. First Cambridge shall devote such time and effort to the performance of its duties hereunder as First Cambridge shall determine is reasonably necessary for such performance. First Cambridge may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company shall furnish to First Cambridge all information reasonably relevant to the performance by First Cambridge of its obligations under this Agreement, or particular projects as to which First Cambridge is acting as advisor, which will permit First Cambridge to know all facts material to the advice to be rendered, and all material or information reasonably requested by First Cambridge. In the event that the Company fails or refuses to furnish any such material or information reasonably requested by First Cambridge, and thus prevents or impedes First Cambridge's performance hereunder, any inability of First Cambridge to perform shall not be a breach of its obligations hereunder.

                 6. Nothing contained in this Agreement shall limit or restrict the right of First Cambridge or of any partner, employee, agent or representative of First Cambridge, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of First Cambridge to render services of any kind to any other corporation, firm, individual or association.

                 7. First Cambridge will hold in confidence any confidential information which the Company provides to First Cambridge pursuant to this Agreement unless the Company gives First Cambridge permission in writing to disclose such confidential information to a specific third party.
In addition, all confidential information which the Company provided to First Cambridge in connection with its initial public offering shall be considered confidential information for purposes of this Agreement. Notwithstanding the foregoing, First Cambridge shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain;
(ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of First Cambridge in the normal and routine course of its own business from and through independent non-confidential sources; or
(iv) which is required to be disclosed by First Cambridge by governmental requirements. If First Cambridge is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, First Cambridge shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

                 8. The Company agrees to indemnify and hold harmless First Cambridge, its partners, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which First

Cambridge is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of First Cambridge's service pursuant to this Agreement. The Company further agrees that First Cambridge shall incur no liability to the Company or any other party on account of this Agreement or any acts or omissions arising out of or related to the actions of First Cambridge relating to this Agreement or the performance or failure to perform any services under this Agreement except for First Cambridge's intentional or willful misconduct. This paragraph shall survive the termination of this Agreement.

                 9. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

                 10. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

                 11. This Agreement is for a term of twenty-four (24) months and may not be terminated by the Company. This Agreement may be terminated by First Cambridge at any time upon 30 days' notice; provided First Cambridge shall repay any portion of their fee which was not earned on the effective date of such termination ($83.33 multiplied by the number of months remaining in this agreement). Paragraphs 4, 7 and 8 shall survive the expiration or termination of this Agreement under all circumstances.

                 12. Any notices hereunder shall be sent to the Company and to First Cambridge at their respective addresses set forth above. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

                 13. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

                 14. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

                 15. This Agreement shall be binding upon the parties hereto, the indemnified parties referred to in Section 7, and their respective heirs, administrators, successors and permitted assigns.


                 If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

                                        Very truly yours,


                                        FIRST CAMBRIDGE SECURITIES CORPORATION


                                        By:
                                           ----------------------------
                                           An Authorized Representative



ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN

FROST HANNA CAPITAL GROUP, INC.


By:
   ---------------------------
      Name:
      Title: